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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM N-8A

                   NOTIFICATION OF AMENDMENT OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: MetLife Investment Funds, Inc. (Formerly CitiStreet Funds, Inc.)

Address of Principal Business Office:  400 Atrium Drive
                                       Somerset, NJ 08873

Telephone Number: (732) 514-2000

Name and Address of Agent for Service of Process:

       Alan C. Leland, Jr.
       President
       MetLife Investment Funds, Inc.
       400 Atrium Drive
       Somerset, NJ 08873

       Copy to:

       Christopher E. Palmer
       Goodwin Procter LLP
       901 New York Ave., NW
       Washington, DC 20001

Check Appropriate Box:

   Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this Form N-8A:

   YES [X]  NO [ ]

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                                  SIGNATURES

   Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed in the City of Boston and the State of Massachusetts as of this 1st day of May, 2006.

                           MetLife Investment Funds, Inc.
                           ------------------------------
                           (Name of Registrant)

                       By: /s/ Thomas Lenz
                           ------------------------------
                           (Name) Thomas Lenz

                           Secretary
                           ------------------------------
                           (Title)